Free Writing Prospectus
Filed Pursuant to Rule 433
Dated October 29, 2009
Relating to Preliminary Prospectus Supplement and Prospectus Each Dated October 23, 2009
Registration Nos. 333-161911 and 333-161911-01

ENTERGY TEXAS RESTORATION FUNDING, LLC
PRICING TERM SHEET
$545,900,000
Senior Secured Transition Bonds

Syndicate:                 Bookrunning Senior Manager: Morgan Stanley & Co. Incorporated
    Bookrunner: Citigroup Global Markets Inc.
    Co–Managers: Goldman, Sachs & Co., RBS Securities Inc. and Loop Capital Markets, LLC

Expected Ratings:   Aaa/AAA/AAA (Moody’s/ S&P/ Fitch)*

Closing Date / Settlement Date:    We expect that delivery of the Senior Secured Transition Bonds (the “Bonds”) will be made to investors on or about November 6, 2009 (such settlement being referred to as “T+6”).  Under Rule 15c6-1 under the Exchange Act, trades in the secondary market are required to settle in three business days (such settlement referred to as “T+3”), unless the parties to any such trade expressly agree otherwise.  Accordingly, purchasers who wish to trade the Bonds on the date of pricing or on the next two (2) business days will be required, by virtue of the fact that the Bonds initially will settle at T+6, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the Bonds who wish to trade the Bonds on the date of pricing or the next two (2) business days should consult their advisors.

Interest Payment Dates:   February 1 and August 1 of each year, and on the final maturity date, commencing on August 1, 2010

Applicable Time: 4:25 p.m. on October 29, 2009

Proceeds to Issuing Entity:  The total amount of proceeds to the Issuing Entity (as defined below) before deduction of expenses (estimated to be $2,893,402) is $543,497,176.

Financial Advisory / Structuring Fee:  Morgan Stanley & Co. Incorporated, as financial advisor to the Issuing Entity, has rendered certain financial advisory/structuring services to the Issuing Entity and will receive a net fee of $440,000 for such services, which is included in estimated expenses.

Tranche	Principal Amount Offered	Expected Average Life (years)	Scheduled Final Payment Date	Final Maturity Date	No. of Scheduled Semi-Annual Sinking Fund Payments	Interest Rate	Price to Public	Underwriting Discounts and Commissions
A-1	$182,500,000	3.00	2/1/2015	2/1/2016	10	2.12%	99.99329%	0.4%
A-2	$144,800,000	7.00	8/1/2018	8/1/2019	8	3.65%	99.97042%	0.4%
A-3	$218,600,000	10.86	8/1/2022	11/1/2023	9	4.38%	99.92491%	0.4%

Entergy Texas Restoration Funding, LLC (the “Issuing Entity”) and Entergy Texas, Inc. (“ETI”) have jointly filed a registration statement (including a prospectus and prospectus supplement) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates.  Before you invest, you should read the prospectus and prospectus supplement in that registration statement and other documents the Issuing Entity and ETI have filed with the SEC for more complete information about the Issuing Entity and the offering.  You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov.  Alternatively, the Issuing Entity, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and prospectus supplement if you request it by calling Morgan Stanley & Co. Incorporated toll-free at 1-866-718-1649 or Citigroup Global Markets Inc. toll-free at 1-877-858-5407.

* A security rating is not a recommendation  to buy, sell, or hold securities and should be evaluated independently of any other rating.  The rating is subject to revision or withdrawal at any time by the assigning rating organization.

EXPECTED AMORTIZATION SCHEDULE

Semi-Annual Payment Date	Tranche A-1 Balance	Tranche A-2 Balance	Tranche A-3 Balance
11/6/2009	$182,500,000	$144,800,000	$218,600,000
(closing date)
8/1/2010	169,766,346	144,800,000	218,600,000
2/1/2011	148,680,805	144,800,000	218,600,000
8/1/2011	132,004,549	144,800,000	218,600,000
2/1/2012	110,334,448	144,800,000	218,600,000
8/1/2012	93,436,006	144,800,000	218,600,000
2/1/2013	71,468,800	144,800,000	218,600,000
8/1/2013	54,046,659	144,800,000	218,600,000
2/1/2014	31,527,654	144,800,000	218,600,000
8/1/2014	13,816,410	144,800,000	218,600,000
2/1/2015	–	135,847,004	218,600,000
8/1/2015	–	117,462,135	218,600,000
2/1/2016	–	94,004,300	218,600,000
8/1/2016	–	74,898,861	218,600,000
2/1/2017	–	50,711,257	218,600,000
8/1/2017	–	30,768,708	218,600,000
2/1/2018	–	5,791,594	218,600,000
8/1/2018	–	–	203,613,397
2/1/2019	–	–	177,772,194
8/1/2019	–	–	155,968,524
2/1/2020	–	–	129,104,710
8/1/2020	–	–	106,214,411
2/1/2021	–	–	78,262,965
8/1/2021	–	–	54,257,249
2/1/2022	–	–	25,193,355
8/1/2022	–	–	–

EXPECTED SINKING FUND SCHEDULE

Semi-Annual Payment Date	Tranche A-1 Principal Repayment	Tranche A-2 Principal Repayment	Tranche A-3 Principal Repayment

Initial Tranche Balance	$182,500,000	$144,800,000	$218,600,000
8/1/2010	12,733,654	–	–
2/1/2011	21,085,542	–	–
8/1/2011	16,676,256	–	–
2/1/2012	21,670,101	–	–
8/1/2012	16,898,443	–	–
2/1/2013	21,967,206	–	–
8/1/2013	17,422,140	–	–
2/1/2014	22,519,005	–	–
8/1/2014	17,711,244	–	–
2/1/2015	13,816,410	8,952,996	–
8/1/2015	–	18,384,869	–
2/1/2016	–	23,457,835	–
8/1/2016	–	19,105,439	–
2/1/2017	–	24,187,603	–
8/1/2017	–	19,942,549	–
2/1/2018	–	24,977,114	–
8/1/2018	–	5,791,594	14,986,603
2/1/2019	–	–	25,841,203
8/1/2019	–	–	21,803,670
2/1/2020	–	–	26,863,814
8/1/2020	–	–	22,890,299
2/1/2021	–	–	27,951,446
8/1/2021	–	–	24,005,716
2/1/2022	–	–	29,063,893
8/1/2022	–	–	25,193,355

Number of payments	10	8	9